UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2021

BARNES GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-4801	06-0247840
(Commission File Number)	(I.R.S. Employer Identification No.)

123 Main Street
Bristol
Connecticut	06010
(Address of principal executive offices)	(Zip Code)

(860) 583-7070
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	B	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
On February 10, 2021, Barnes Group Inc. (the “Company”) entered into a sixth amended and restated senior unsecured revolving credit agreement (the “Amended Credit Agreement”) with certain participating banks and financial institutions. The Amended Credit Agreement replaces the Company’s fifth amended and restated senior unsecured revolving credit agreement (as amended, supplemented and modified, the “Fifth Amended Credit Agreement”). Bank of America, N.A. continues to act as Administrative Agent for the lenders. The Amended Credit Agreement extends the maturity date to February 10, 2026 and provides the Company, Barnes Group Luxembourg (No. 1) S.à r.l. (“Barnes Luxembourg”), Barnes Group Switzerland GmbH (“Barnes Switzerland”) and Barnes Group Acquisition GmbH (“Barnes Germany” and, together with the Company, Barnes Luxembourg and Barnes Switzerland, the “Borrowers”) the availability to borrow up to $1,000,000,000, with an accordion feature to increase such amount to $1,250,000,000. Interest will accrue at a rate per annum as elected by the Borrowers from time to time of (i) the Eurocurrency Rate (as defined in the Amended Credit Agreement) plus a spread ranging from 1.175% to 1.775%, depending on the Company’s Leverage Ratio (as defined below) as of the end of each fiscal quarter or (ii) a Base Rate (as defined in the Amended Credit Agreement) plus a spread ranging from 0.175% to 0.775%, depending on the Company’s Leverage Ratio as of the end of each fiscal quarter. The Amended Credit Agreement also amends various financial and restrictive covenants, described in more detail below. Borrowings by Barnes Switzerland, Barnes Luxembourg and Barnes Germany will be guaranteed by the Company, and Barnes Switzerland, Barnes Luxembourg and Barnes Germany will each guarantee the borrowings of the other entities. Pursuant to the Amended Credit Agreement, the Company is required to pay a facility fee, calculated on the full amount of the revolving facility, at a rate per annum ranging from 0.20% to 0.35%, depending on the Company’s Leverage Ratio at the end of each fiscal quarter.

As with the Fifth Amended Credit Agreement, the Amended Credit Agreement contains debt covenants that limit the Borrowers’ borrowing capacity. The Amended Credit Agreement requires the Company to maintain a ratio of Consolidated Senior Debt (as defined in the Amended Credit Agreement) to Consolidated EBITDA (as defined in the Amended Credit Agreement) of not more than 3.75:1.00 at the end of each fiscal quarter ending on or before September 30, 2021, after which the ratio will revert to 3.25:1.00 (or, if a permitted acquisition above $150 million is consummated, 3.50:1.00 at the end of each of the first four fiscal quarters ending after the consummation of any such acquisition).

In addition, the Amended Credit Agreement requires the Company to maintain a ratio (the “Leverage Ratio”) of Consolidated Total Debt (as defined in the Amended Credit Agreement) to Consolidated EBITDA (as defined in the Amended Credit Agreement) of not more than 3.75:1.00 for each fiscal quarter (or, if a permitted acquisition above $150 million is consummated, 4.25:1.00 at the end of each of the first four fiscal quarters ending after the consummation of any such acquisition, however, such increase in the ratio will not be effective during any period prior to October 1, 2021). Also, the Amended Credit Agreement requires that the Company maintain as of the end of any fiscal quarter, a ratio of Consolidated EBITDA to Consolidated Cash Interest Expense (as defined in the Amended Credit Agreement) of not less than 4.25:1.00 for the four consecutive fiscal quarters then ending, the same ratio required under the Fifth Amended Credit Agreement.

Additionally, at all times when any Company obligations under the Company’s separate Note Purchase Agreement (as defined in the Company’s most recent Annual Report) remain outstanding, the Company shall comply with the Leverage Ratio as defined in the Note Purchase Agreement and any amendments thereto. The debt covenants under the Amended Credit Agreement are subject to adjustment to remain in line with any changes made to the covenants in the Note Purchase Agreement.

The foregoing description is qualified in its entirety by reference to the full text of the Amended Credit Agreement, which is attached as Exhibit 10.1 hereto, and is incorporated herein by reference in response to this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 is incorporated herein by reference in response to this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.
Exhibit No.
10.1	Sixth Amended and Restated Senior Unsecured Revolving Credit Agreement, dated as of February 10, 2021, by and among the Company, Barnes Group Switzerland GmbH, Barnes Group Acquisition GmbH, Barnes Group Luxembourg (No. 1) S.à r.l., the lenders party thereto, Bank of America, N.A., as administrative agent, and other parties signatory thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARNES GROUP INC.
(Registrant)

Date: February 12, 2021	By:	/s/ JAMES C. PELLETIER
James C. Pelletier Senior Vice President, General Counsel and Secretary